UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2005

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On September 2, 2005, Gerber Scientific, Inc. (the "Company") signed a commitment letter (the "Commitment Letter") with Citizens Business Capital ("CBC"). The Commitment Letter provides for CBC to extend to the Company a $57,692,000 senior secured credit facility (the "Credit Facility") consisting of a $50,000,000 asset-based revolving line of credit, a $6,525,000 standby letter of credit, and a $1,167,000 term loan. The Commitment Letter provides that CBC may syndicate the Credit Facility to one or more other financial institutions. The Commitment Letter contemplates that the Credit Facility will have a three-year term, an interest rate based on prime rate or LIBOR plus a specified margin, and customary operating and financial covenants. The Commitment Letter also requires the Company to pay fees that are customarily incurred by borrowers in similar financing arrangements. The Credit Facility obligations will be secured by selected assets of the Company and its United Kingdom and Canadian subsidiaries including inventory, accounts receivable, and real estate and leasehold improvements. The Credit Facility obligations will also be secured by the capital stock of the Company's domestic, United Kingdom, and Canadian subsidiaries. This Credit Facility would replace the Company's existing senior credit facility, which matures on May 9, 2007. The closing of the transactions contemplated by the Commitment Letter, including the extension of the Credit Facility, are subject to specified conditions, including approval of a $13,000,000 working capital line of credit guaranteed by the Export-Import Bank, the execution of definitive financing agreements, and other customary conditions for transactions of this type.

CBC was a lender to the Company under a credit agreement that was replaced by the Company's existing credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	September 9, 2005	By:	/s/ Anthony L. Mattacchione
Anthony L. Mattacchione (Duly Authorized Officer)